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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 25, 2002

MedicaLogic/Medscape, Inc.
(Exact name of registrant as specified in charter)

Oregon (State or other jurisdiction of incorporation)	000-28285 (Commission file number)	93-0890696 (IRS employer identification no.)

20500 NW Evergreen Parkway
Hillsboro, Oregon 97124
(Address of principal executive offices)

(503) 466-3632
Registrants telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

        On January 24, 2002, Medicalogic/Medscape, Inc. (the "Company") commenced cases under Chapter 11 of the Bankruptcy Code (collectively, the "Bankruptcy Cases") in the United States Bankruptcy Court District of Delaware (the "Bankruptcy Court"). The Bankruptcy Cases are jointly administered and coordinated under Case Numbers 02-10253 (PJW) through 02-10258 (PJW). The Company, as debtor in possession, sought Bankruptcy Court approval to: (i) sell free and clear of liens pursuant to Section 363 of the Bankruptcy Code substantially all of its assets including those of its Digital Health Record (DHR) business; and (ii) assume and assign pursuant to Section 365 of the Bankruptcy Code contracts used in its operations throughout the United States of America to GE Medical Systems Information Technologies, Inc. ("GEMS"), pursuant to an Asset Purchase Agreement, dated as of January 24, 2002, as amended by the First Amendment to Asset Purchase Agreement, dated as of March 18, 2002, as further amended by the Second Amendment to Asset Purchase Agreement, dated as of March 25, 2002 (the "Purchase Agreement").

        On March 19, 2002, the United States Bankruptcy Court, District of Delaware approved the sale of substantially all of the assets and the assumption of certain liabilities of the Company's DHR segment to GEMS for approximately $35.3 million in cash. The transaction was structured as a sale by MedicaLogic/Medscape, Inc. of substantially all of the assets and the assumption of certain liabilities of the Company's Digital Health Records (DHR) segment. The Company received initial proceeds of approximately $33.3 million at closing from GEMS on March 25, 2002. The remaining proceeds of approximately $2.0 million will be held in an escrow account for up to one year pursuant to the terms of an Escrow Agreement dated as of March 25, 2002.

Item 7.    Financial Statements and Exhibits.

        The Company expects to file the required financial information by April 16, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Date: April 9, 2002

MEDICALOGIC/MEDSCAPE, INC.
By:	/s/ ADELE KITTREDGE MURRAY Adele Kittredge Murray President

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits.
SIGNATURE